EXHIBIT 99.1

PLEASANTVILLE, N.Y., Oct. 1 /PRNewswire-FirstCall/ -- The Reader's Digest Association, Inc. (NYSE: RDA, RDB) today issued the following statement with respect to its April 12, 2002 recapitalization agreement with the DeWitt Wallace-Reader's Digest Fund and the Lila Wallace-Reader's Digest Fund (the "Funds"), pursuant to which (1) 3,636,363 shares of Class B Voting Common Stock owned by the Funds would be repurchased at $27.50 in cash per share for an aggregate of $100 million, (2) each remaining share of Class B stock would be recapitalized into 1.24 shares of new common stock having one vote per share, and (3) each share of Class A Nonvoting Common Stock would be recapitalized into one share of new common stock having one vote per share:

Reader's Digest stated that the April 12 agreement permits either party to terminate the agreement by written notice after September 30, 2002. To date, neither party has given notice of termination. Reader's Digest is in discussions with the Funds with respect to how and on what terms to proceed.

The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Revenues were $2.4 billion for the fiscal year ended June 30, 2002. Products include Reader's Digest magazine, the most widely read magazine in the world, published in 19 languages, 48 editions and more than 60 countries. Global headquarters are located at Pleasantville, New York. For information, visit http://www.rd.com.

This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.

CONTACT: Media, Susan Fraysse Russ, +1-914-244-5488, susan.russ@rd.com; or Investor Relations, Richard Clark, +1-914-244-5425, richard.clark@rd.com, both of the Reader's Digest Association